UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

LION, Inc.
(Name of Registrant as Specified In Its Charter)
LION Shareholder Committee (a committee comprised of Sam Ringer, Kevin Kuck, Ron Matney and Art Manegre)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

On June 11, 2007, the Lion Shareholder Committee delivered the following letter from Sam Ringer to Lion, Inc.’s shareholders:

LION SHAREHOLDER COMMITTEE

P.O. Box 48580

Spokane, Washington 99228-1580

Telephone:  (509) 738-2876 / Telefax:  (888) 506-6363

WE NEED YOUR SUPPORT!

DON’T UNDERESTIMATE THE POWER OF YOUR VOTE!

June 11, 2007

Dear Fellow Lion, Inc. Shareholder:

My name is Sam Ringer and I am a founder, significant shareholder and current board member of Lion, Inc.  Recent events have confirmed that now, more than ever, changes are needed at Lion.  Two weeks ago, Lion reported 2007 first quarter revenue of $3,164,000, down 10% compared to the first quarter of 2006 and also recorded a net loss for the quarter of $665,000.  Although I wish the current financial situation were an aberration, it simply reflects Lion’s steady downward spiral over the last 3½ years.

I believe Lion has failed to develop and implement a vision and strategy that maximizes the inherent value of its assets.  Current management and some members of the board have not been receptive to concerns I have repeatedly voiced, and they have failed to provide effective oversight and leadership to restore long-term shareholder value.

Lion is bleeding out cash and could soon become insolvent if changes are not made quickly.  Time is running out to make the necessary changes to restore value and long-term viability to Lion shareholders.  PLEASE HELP THE LION SHAREHOLDER COMMITTEE SAVE OUR COMPANY!  JOIN US IN ELECTING THREE NEW BOARD MEMBERS AT OUR ANNUAL SHAREHOLDERS MEETING ON JUNE 20, 2007.  You can ignore the company’s proxy materials even if you have already voted them.  The new proxy materials included, and your vote today, will replace any previous vote for the upcoming meeting.

FINANCIAL CRISIS AT LION

In December 2003, we purchased Ignition from Freddie Mac and nearly doubled the size of our company overnight.  We brought in new management to integrate the two companies and propel us forward.  After 3½ years, we can conclude that the transaction was a failure.  The existing Lion products have languished while the purchased products have declined.  Since the purchase, Lion has experienced 13 consecutive quarters of falling or flat revenue, except for a momentary blimp when we purchased TRMS in late 2004.  From 2003 through 2006 the U.S. experienced its best mortgage market in history, yet Lion, managed by the current board, was unable to capitalize, failing to bring new products and services to this hot market.

In February 24th 2005 we issued a press release claiming Lion would see 20% year-over-year revenue growth in 2005.  Sadly, this never happened.  What we got was less than 4% growth in 2005 (mostly because of the TRMS purchase in late 2004)
followed by a -13% decline in 2006. After the 1st quarter numbers we can extrapolate another decline in 2007 if we do not take action.

CURRENT BOARD’S FAILURE TO ACT

I have consistently voiced displeasure with many of the board’s decisions over the past 3½ years, yet my proposed changes have been continually ignored.

I have made every effort as a board member to engage the board in a constructive dialog regarding the crucial issues facing the company over the past 3½ years.  On numerous occasions I have tried to get the board to take decisive action to correct obvious problems.  My efforts have consistently been deprecated and rebuffed.  I believe, after 13 consecutive quarters of poor performance, Lion’s foundation, and therefore its future, are at risk.

WE MUST ACT NOW

Lion needs new board members that bring fresh ideas to an evolving marketplace.  We need new management that has a vested interest in the company’s future.  We need to refocus the business on our customers, products and employees in order to create value for our shareholders.

Our plan will be to cut cost in the short term and refocus the company’s resources on providing quality products and services to our customers.  We will review all product lines to determine which products to increase investment in and emphasize. We will emphasize profitability and positive cash flow immediately.  We will bring in new talent when needed.  Several of our products have incredible unrealized value.  We will unlock this unrealized potential.  It is not too late. We can turn Lion around with new innovative board members.

The Lion Shareholder Committee proposes to replace current directors Griffith J. Straw, J.C. “Tuck” Marshall, and David Steadman, with dynamic new board members that possess the skills and experience to bring positive change to Lion.

Please join us in electing the Lion Shareholder Committee’s nominees, Kevin Kuck, Ron Matney, Art Manegre and myself, to the Lion board of directors.

Kevin Kuck has been employed in various senior management positions at 3M Corporation for 26 years, including Vice President of the Film and Specialty Media Division, Vice President of the Personal Care Division and Managing Director of 3M Germany, the company’s second largest subsidiary.  Kevin has extensive experience in new business launches, product development, process technology development, and mergers and divestitures.  He brings much needed big business and turnaround experience to Lion.

Ron Matney has been involved in the commercial and residential real estate industry for over 30 years. Ron is a successful real estate developer currently managing a portfolio valued at multiple millions of dollars.

Art Manegre has over 35 years experience in commercial and corporate banking with both Seattle First National Bank and Bank of America, where he served in branch and regional management positions, and later as a principal of Manegre Capital Resources, a mortgage brokerage and financial consulting firm. Art is currently a Vice President and Senior Commercial Loan Officer for Golf Savings Bank in Mountlake Terrace, Washington.  Art’s knowledge of the mortgage market is unparalleled.  Art brings a mastery of the mortgage market that is integral to Lion’s future success.

Each of Lion Shareholder Committee’s nominees posses the necessary business skills and knowledge of Lion’s target mortgage market to restore shareholder value and long-term viability.  Each proposed board member has significant holdings of Lion stock and is strongly motivated to restore shareholder value and long-term viability to the company.

DON’T MISS THE OPPORTUNITY TO HAVE YOUR VOICE HEARD!

The Committee maintains a website at http://www.lionshareholdercommittee.com where more information concerning the Committee, its nominees to the Lion board of directors and other information pertaining to the election contest can be obtained without charge.  Copies of the Committee’s solicitation materials can also be obtained, without charge at the Commission’s website, http://www.sec.gov.

WE NEED YOUR HELP TO RESTORE SHAREHOLDER VALUE AND LONG-TERM VIABILITY TO LION.  PLEASE VOTE FOR SAM RINGER, KEVIN KUCK, RON MATNEY AND ART MANEGRE!

Sincerely,

/s/ Sam Ringer

Sam Ringer

Please remember, only the latest-dated proxy counts.  If you have previously signed and returned a WHITE proxy cared to Lion, you have every right to change your vote.  You may revoke any proxy card already sent to Lion by following the instructions on the GREEN proxy card that accompanies this letter and voting by telephone, via the Internet, by fax or by mail.  If you have any questions about voting your Lion shares, please call D.F. King & Co., Inc, the firm that is assisting the Lion Shareholder Committee in this proxy solicitation, toll free at (800) 714-3312.